Market Development Program Agreement
   Market Development Program Profile

   We welcome you as an IBM Business Partner whom we approve as a participant in our Market Development Program.

   By signing below, each of us agrees to the terms of the following (collectively called the "Agreement"):

        (a)  this Profile; and

        (b)  Market Development Program General Terms (Z125-5156-03 4/97).

   This Agreement and its applicable Transaction Documents (e.g. the Market Development Program Supplement) are the complete agreement regarding this relationship, and replace any prior oral or written communications between us. Once this Profile is signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.


   DETAILS OF OUR RELATIONSHIP

   1. Contract-Period Start Date (month/year):  9/97    End Date  12/31/97
      The start date is always the first day of a month and may not be earlier than the month we sign this Profile. The end date is December 31 of the current year.

   2. Confidential Information Disclosure:
      You may have access to our confidential information. If you have such access, you must sign the IBM Agreement for Exchange of Confidential Information (Z125-4322), unless you have already done so.

   Agreed to:  (IBM Business Partner name) Agreed to:  /s/_________________
                                           International Business Machines
                                           Corporation



   By  /s/___________________________      By  /s/______________________
       Authorized signature                     Authorized signature

   Name (type or print):                   Name (type or print):

   Date: September 3, 1997                 Date:  September 3, 1997

   IBM Business Partner number:            IBM Office address:

   IBM Business Partner address:           IBM CORP.
                                           1140 Burnet Road
   EMS                                     Mailstop 1007
   12000 W. Park Place                     Austin, TX  78758
   Milwaukee, WI  53224                    ATTN:  J. B.  Miles


   After signing, please return a copy of this Profile to the local "IBM Office address" shown above.

                      Market Development Program Agreement
   General Terms


                                Table of Contents

       Section            Title                                Page

       1.                 Definitions                          2
       2.                 Agreement Structure                  2
       3.                 Authorization                        2
       4.                 Mutual Responsibilities              2
       5.                 Our Other Responsibilities           3
       6.                 Your Other Responsibilities          3
       7.                 Demonstration Products               3
       8.                 Fund Processing and Reporting        3
       9.                 Tademarks                            4
       10.                No Property Rights                   4
       11.                Limitation of Liability              4
       12.                Changes to the Agreement Terms       5
       13.                Ending the Agreement                 5
       14.                Electronic Communications            5
       15.                Geographic Scope                     5
       16.                Governing Law                        5

                      Market Development Program Agreement

   General Terms

   1.  Definitions

   Customer is either an end user who acquires a Product from or our remartketer.

   Product is a machine or program

   2.  Agreement Structure

       We specify the details of our relationship (for example, the contract period) in a document called a "Profile." Each of us agrees to the terms of the Profile and the Market Development Program Agreement General Terms (collectively called the "agreement"), by signing the Profile.

   Transaction Documents

       We will provide to you the appropriate "Transaction Documents" (such as a Supplement) that provide the details of a specific relationship between us. You accept the terms in a Transaction Document by signing it.

   Conflicting Terms

       If there is a conflict among the terms in the various documents, those of the Profile prevail over those of the Market Development Program Agreement General Terms. The terms of a Transaction Document prevail over those of all the documents.

   3.  Authorization

       We may authorize you to perform market development activities with a transaction Document called a "Market Development Program
       Supplement." We may only change our Maximum Dollar Amount, as specified in the Supplement, on three months' written notice. Otherwise, changes to the Supplement will be made only upon mutual agreement.

   4.  Mutual Responsibilities

       Each of us agrees that under this Agreement:

            1. each of us is an independent contractor and will be responsible for the direction and compensation of our respective employees. Each of us is free to have similar agreements with others and offer products competitive to those covered by this Agreement. Each of us will independently set the prices for our own products;

            2. each of us will identify coordinators to represent us for various aspects of this Agreement. Each of us will notify the other if these coordinators change;

            3. all information exchanged is nonconfidential, unless it is exchanged under a confidentially agreement signed by each of us. However, you agree not to disclose the existence of terms of this Agreement;

            4. the purpose is to encourage you to promote the fact that your products operate with our Product. This Agreement dose not, however, grant either of us the right to use the other's patents, copyrights, trademarks, trade names, service marks or other designations, expect as explicitly stated in this Agreement; and

            5. neither of us will bring a legal action more than two years after the cause of action arose.

   Our Other Responsibilities

       We will:

            1. work with you to develop a market support plan designed to help you successfully market your products that work in conjunction with our Products. This may include revenue forecasts and revenue reporting for your products.

            2. at our discretion, participate n marketing activities with you.

   6.  Your Other Responsibilities

       You agree not to do any of the following:

            1. assign this Agreement or your rights under it without our prior written consent. Any attempt to do so is void;

            2. assume or create any obligations on our behalf, or make any representations or warranties about us or our Products, other than those we authorize; or

            3. conduct your business in a way that adversely affects our reputation or goodwill (for example, failure to maintain the highest quality professionalism in all your dealings with Customers).

       You agree to:

            1. perform the marketing activities specified in each signed Supplement. All marketing activities will highlight your product's performance in conjunction with our Products and will portray our Products in a positive manner. You will be responsible for the costs of the marketing activities to the extent they exceed the amount to be paid by us.

            2. use commercially reasonable efforts to optimize the performance of your products with our Products and ensure that each new release of your products will operate in conjunction with our Products.

            3. ensure that your personnel can answer basic questions about our Products and will engage us as required. Upon request, you will participate with us in demonstrating the use of your products with our Products.

            4. maintain the financial records relevant to this Agreement for two years and will make those records available to us upon request.

   7.  Demonstration Products

       We may offer selected Products (called "Demonstration Products"), and/or their associated upgrades, available to you under special terms pursuant to your IBM Customer Agreement, in support of your activities under this Agreement. The license for each program acquired as a Demonstration Product terminates at the end of this Agreement, unless you keep the program; if you do so, you may be required to pay the full license charge. We may limit the availability of Demonstration Products to you under this relationship an other IBM relationships.

   8.  Fund Processing and Reporting

       When a Supplement is executed, we will allocate a fixed dollar amount to be used for approved marketing activities during the year. We will pay you all amounts specified in the Supplement after receipt of an acceptable invoice from you. Allocated amounts are not carried over to subsequent years, so invoices must be dated no later than November 15 and must be received by us no later than December 1 of the current year. The allocation of funds by us does not guarantee that all such funds will be disbursed.

   Reconciliation

       We reconcile at the end of a contract period. We will deduct amounts due us from future credits or ask you to pay. You agree to promptly pay us amounts due.

   9.  Trademarks

       We will notify you in written guidelines of the IBM Business Partner title and emblem which you are authorized to use. You may not modify the emblem in any way. You may use our Trademarks (which include the title and emblem) only:

       1.   within the geographic scope of this Agreement; and

       2.   as described in the written guidelines provided to you.

       The royalty normally associated with non-exclusive use of the Trademarks will be waived, since the use of this asset is in conjunction with marketing activities for Products.

       You agree to promptly modify any advertising or promotional materials that do not comply with our guidelines. If you receive any complaints about your use of a Trademark, you agree to promptly notify us. When this Agreement ends, you agree to promptly stop using our Trademarks. If you do not, you agree to pay any expenses and fees we incur in getting you to stop. You agree not to register or use any mark that is confusingly similar to any of our Trademarks.

       Our Trademarks, and any goodwill resulting from your use of them, belong to us.

   10. No Property Rights

       Your rights under this Agreement are not property rights and cannot
       be transferred to anyone else.  For example, you may    not sell your
       right to use our Trademarks.

   11. Limitation of Liability

       Circumstances may arise where, because of a default or other liability, one of us is entitled to recover damages from the other. In each such instance, regardless of the basis on which damages can be claimed, the following terms apply as your exclusive remedy and our exclusive liability.

       Our Liability

       We are responsible only for:

       1. bodily injury (including death), ad damage to real property and tangible personal property, and

       2.   the amount of any other actual loss or damage, up to $100,000.

       This limit also applies to any of our subcontractors and program developers. It is the maximum for which we are collectively responsible.

   Items for Which we are Not Liable

       Under no circumstances are we liable for either of the following:

       1. third-party claims against you for losses or damages (other than those under the first item listed above); or

       2. special, incidental, or indirect damages, or for any economic consequential damages (including lost profits or savings) even if we are informed of their possibility.

   Your Liability

       In addition to damages for which you are liable under law and the terms of this Agreement, you will indemnify us for claims made against us by others (particularly regarding statement, representation, or warranties not authorized by us) arising out of your conduct under this Agreement or as a result of your relations with anyone else.

   12. Changes to the Agreement Terms

       In order to maintain flexibility in our relationship, we may change the terms of this Agreement by giving you one month's written notice. However, changes are not retroactive. The apply as of the effective date we specify in the notice.

       Otherwise, for a change to be valid; both of us must sign it. Additional or different terms in any order or written communication from you are void.

   13. Ending the Agreement

       This Agreement ends when terminated or when the contract period ends. When it does, all Supplements under it will also end.

       If a Supplement ends, you may submit preapproved, invoiced expenses prior to the Supplement's end.

       If a supplement ends, or is terminated, and funds are due us, you agree to pay us that amount.

       We may offset any amounts due you against amounts due us or any of our subsidiaries. Any terms of this Agreement which by their nature extend beyond its end, remain in effect until fulfilled, and apply to respective successors and assignees.

   Termination

       You may terminate this Agreement or a Supplement, with or without cause, on one month's written notice.

       We may terminate this Agreement or a Supplement, with or without cause, on three months' written notice. If the termination is for cause, we may (at our discretion) allow you a reasonable opportunity to cure. If you fail to do so, the date of termination is that specified in the notice. If we terminate for cause, you will not receive any additional advances or reimbursements from the Fund.

       Certain acts or omissions are so serious as to warrant immediate termination. If you repudiate this Agreement, materially breach any of its terms or make any material misrepresentation to us, we may terminated this Agreement or a Supplement at any time, on written notice. In such event, you will not receive any additional advances or reimbursements from the Fund.

       An example of a material breach is you violation of our trademark terms. You agree that our only obligation is to provide the notice called for in this section and we are not liable for any claims or losses if we do so.

   14. Electronic Communications

       Each of us may communicate with the other by electronic means, and such communication is acceptable as a signed writing to the extent permissible under applicable law. Both of us agree that for all electronic communications, an identification code (called a "user ID") contained in an electronic document is legally sufficient to verify the sender's identity and the document's authenticity.

   15. Geographic Scope

       All your rights and all our obligations are valid only in the United States and Puerto Rico.

   16. Governing Law

       The laws of the State of New York govern this Agreement.